Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-126177) filed on Form S-8 of Worthington Industries, Inc. and the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan of our report dated June 25, 2009, with respect to the financial statements and supplemental schedule of the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan as of and for the fiscal years ended December 31, 2008 and 2007, which report appears in the Annual Report on Form 11-K of the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan for the fiscal year ended December 31, 2008.

/s/ MEADEN & MOORE, LTD.
Certified Public Accountants

Cleveland, Ohio

June 25, 2009